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                                   EXHIBIT 11
                       COMPUTATIONS OF EARNINGS PER SHARE

                                  (in thousands
                           except earnings per share)
                                   (unaudited)
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                                                      For the three months                      For the nine months
                                                      ended September 30,                       ended September 30,
                                                   1996                 1995                  1996               1995

Shares used in the computation of earnings per share:


Weighted daily average
  of shares outstanding                             4,498,831            4,445,341            4,476,299          4,419,078

  Shares used in the computation of
    primary earnings per shares                     4,673,451            4,685,485            4,657,051          4,636,191
                                              ================     ================       ==============     ==============
  Shares used in the computation of
   fully diluted earnings per share                 4,713,229            4,721,841            4,680,967          4,695,576
                                              ================     ================       ==============     ==============

Net income used in the computation
  of earnings per common share:

  Net income, as reported                      $        1,821       $        1,844          $     5,269       $      5,238
  Adjustment for preferred
   stock dividend                                           -                  (35)                   -               (245)
                                              ----------------     ----------------       --------------     --------------

  Net income, as adjusted                      $        1,821       $        1,809          $     5,269       $      4,993
                                              ================     ================       ==============     ==============

  Primary earnings per share                   $          0.39      $          0.39         $       1.13      $        1.08
                                              ================     ================       ==============     ==============

  Fully diluted earnings per share             $          0.39      $          0.38         $       1.13      $        1.06
                                              ================     ================       ==============     ==============

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